EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 19, 2006, accompanying the consolidated financial statements and schedule, and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of New Frontier Media Inc., and Subsidiaries on Form 10-K for the year ended March 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of New Frontier Media Inc. and Subsidiaries on Form S-8 (File No. 333-102694).

GRANT THORNTON LLP

New York, New York
May 19, 2006